                            Heller Financial, Inc.
            Reports Strong Growth in 1998 First Quarter Net Income,
                      New Business and Operating Revenues

Chicago--April 17, 1998--Heller Financial, Inc. today reported first quarter 1998 net income of $48 million, a 23 percent increase over first quarter 1997. Net income applicable to common stock was $43 million, up 19 percent from 1997. The earnings were driven by strong growth in new business volume and operating revenues, accompanied by continuing strength in the company's credit quality, said Chairman and Chief Executive Officer Richard J. Almeida.

Highlights of the company's 1998 first quarter results versus the prior year period include:

 . New business volume totaled $1.7 billion, an 80 percent increase over first quarter 1997. Growth was due to strong originations activity primarily in Real Estate and Corporate Finance, businesses which have established positions in their respective markets. New business volume in Real Estate was concentrated in the CMBS area, which originates fixed rate commercial mortgages for ultimate securitization. Total lending assets and investments of $12 billion were marginally higher than year-end 1997 as growth from new business was offset by the securitization of more than $1 billion of Real Estate commercial mortgage receivables in the 1998 first quarter. The company did not retain any residual risk in this securitization.

 . Operating revenues for the quarter were $186 million, up 32 percent from the prior year period. Operating revenues reflected growth in both net interest income and non-interest income, including substantial increases in fees and other income as well as factoring commissions. Growth in fees and other income was due to higher fee income, greater net investment gains and income from the Real Estate securitization transaction. The April 1997 consolidation of Factofrance increased operating revenues by $27 million in the first quarter of 1998 versus the first quarter of 1997. Heller's increased ownership of Factofrance had a modest favorable impact on 1998 first quarter net income as earnings were offset by the costs of the acquisition.

 . Operating expenses, excluding the impact of the Factofrance consolidation, increased 18 percent for the 1998 first quarter. Growth in expenses was primarily related to investment in developing leadership positions in the asset based finance and Real Estate CMBS businesses.

 . The portfolio continued to demonstrate strong credit performance with net writedowns totaling only $15 million, or 60 basis points, during the quarter compared to net writedowns of $21 million, or 100 basis points, in the prior year period. The company's level of nonearning assets, which represented only
   1.6 percent of total lending assets, also reflected the strong credit quality of the portfolio. The company's allowance for losses remained at 2.4 percent of total receivables.

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

"The company's strong performance in the 1998 first quarter is consistent with our objectives to grow our earnings and assets through building leadership positions in our businesses," said Almeida. "We'll continue to emphasize our strong client orientation and productive origination network. Our focus on growth, however, is always balanced by our emphasis on credit discipline."

Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly-owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial provides U.S.-based clients with equipment financing and leasing, factoring and working capital loans, asset based financing, cashflow financing, real estate financing, small business lending, and project financing investments. The company also operates through joint ventures and subsidiaries located in 19 countries in Europe, Asia/Pacific, and Latin America. These companies specialize in factoring, asset based financing, acquisition financing, leasing, vendor financing and trade finance.

                    Heller Financial, Inc. and Subsidiaries
                     Consolidated Condensed Balance Sheets
                                 (in millions)

                                                         March 31, 1998             Dec. 31,1997
                                                         --------------             ------------
Assets                                                     (unaudited)
------
Cash and cash equivalents                                       $   506                  $   821
Receivables                                                      10,676                   10,722

Less:  Allowance for losses of receivables                          261                      261
                                                                -------                  -------

  Net receivables                                                10,415                   10,461

Investments                                                       1,069                      994
Investments in international joint ventures                         197                      198
Other assets                                                        413                      387
                                                                -------                  -------
                                                                $12,600                  $12,861
                                                                =======                  =======

Liabilities and Stockholders' Equity
------------------------------------
Senior debt
  Commercial paper and short-term borrowings                    $ 3,273                  $ 3,432
  Notes and debentures                                            5,813                    6,004
                                                                -------                  -------

  Total senior debt                                               9,086                    9,436

Subordinated note payable to shareholder                            450                        -
Credit balances of factoring clients                              1,280                    1,255
Other payables and accruals                                         434                      405
                                                                -------                  -------

  Total liabilities                                              11,250                   11,096

Minority interest                                                    87                       87

Stockholders' equity
  Preferred stock                                                   275                      275

  Common stockholders' equity                                       988                    1,403
                                                                -------                  -------

  Total stockholders' equity                                      1,263                    1,678
                                                                -------                  -------

                                                                $12,600                  $12,861
                                                                =======                  =======

                    Heller Financial, Inc. and Subsidiaries
                  Consolidated Condensed Statements of Income
                                 (in millions)

                                                            For the Three Months
                                                            --------------------
                                                               Ended March 31,
                                                            --------------------
                                                             1998          1997
                                                            ------        ------
                                                         (unaudited)

Interest income                                             $  254        $  208

Interest expense                                               155           116
                                                            ------        ------

  Net interest income                                           99            92

Fees and other income                                           53            26

Factoring commissions                                           27            13

Income of international joint ventures                           7            10
                                                            ------        ------

  Operating revenues                                           186           141

Operating expenses                                              94            62

Provision for losses                                            15            22
                                                            ------        ------

  Income before income taxes
  and minority interest                                         77            57

Income tax provision                                            27            17

Minority interest                                                2             1
                                                            ------        ------

  Net income                                                $   48        $   39
                                                            ======        ======
  Dividends on preferred stock                              $    5        $    3
                                                            ======        ======
  Net income applicable to common stock                     $   43        $   36
                                                            ======        ======